Exhibit 10.1

EXECUTION VERSION

NINTH AMENDMENT TO UNCOMMITTED MASTER REPURCHASE AND SECURITIES

CONTRACT AGREEMENT

THIS NINTH AMENDMENT TO UNCOMMITTED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Amendment”), dated as of January 26, 2022, is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”) and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as seller (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 26, 2018, as amended by that certain First Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of June 6, 2018, as amended by that certain Second Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of February 20, 2019, as amended by that certain Third Amendment to Uncommitted Master Repurchase and Securities Contract Agreement and First Amendment to Guarantee Agreement, dated as of December 19, 2019, as amended by that certain Fourth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement and First Amendment to Fee Letter, dated as of February 18, 2020, as amended by that certain Fifth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of December 11, 2020, as amended by that certain Sixth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 21, 2021, as amended by that certain Seventh Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 23, 2021, as amended by that certain Eighth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of December 17, 2021 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”); and

WHEREAS, Seller and Buyer wish to modify certain terms and provisions of the Master Repurchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Amendments to Master Repurchase Agreement. The Master Repurchase Agreement is hereby amended as follows:

(a) The following definitions in Article 2 of the Master Repurchase Agreement are hereby deleted in their entirety and replaced with the following:

(i)

“Amortization Period Beginning Balance” shall mean (i) with respect to the First Amortization Period, the outstanding aggregate Purchase Prices of all Purchased Assets on the Availability Period Expiration Date, and (ii) with respect to the Second Amortization Period, the outstanding aggregate Purchase Prices of all Purchased Assets on the First Amortization Period Expiration Date.

(ii)	“Availability Period Expiration Date” shall mean January 26, 2023, as such date may be extended in accordance with Article 3(i) of this Agreement.

(iii)

“Benchmark” shall mean Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

(iv)	“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of:

1. the alternate benchmark rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate, or the mechanism for determining such a rate, by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate commercial mortgage loans at such time (the “Unadjusted Benchmark Replacement”), and

2. the Benchmark Replacement Adjustment;

provided that, in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than the Benchmark Floor.

(v)

“Benchmark Replacement Adjustment” shall mean, with respect to any Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to (a) any selection or recommendation by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate commercial mortgage loans at such time.

(vi)

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period”, “Pricing Rate Determination Date” and “Remittance Date”, timing and frequency of determining rates and making payments of price differential, preceding and succeeding business day conventions and other administrative matters) that Buyer determines may be appropriate or necessary to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for floating rate commercial mortgage loans (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).

(iv)	“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

1. in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

2. in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

(v)	“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then current Benchmark:

1. a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

2. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

3. a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that the Benchmark is not, or as of a specified future date will not be, representative.

(iv)

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

(v)	“Maximum Facility Amount” shall mean:

(i) from January 26, 2022 through but excluding the date upon which the aggregate outstanding Price Prices of all Purchased Assets subject to Transactions is equal to or greater than Two Hundred Eighty Million and No/100 Dollars ($280,000,000.00) (such date, the “Utilization Date”), Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00);

(ii) from the Utilization Date through but excluding the earlier to occur of (x) June 30, 2022 and (y) the closing of the closing date of that certain CLO known as the FS RIAL 2022-FL4, Five Hundred Million and No/100 Dollars ($500,000,000.00); and

(iii) thereafter, Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00).

(vi)

“Pricing Rate Determination Date” shall mean with respect to any Transaction, (i) with respect to the first Pricing Rate Period, the related Purchase Date for such Purchased Asset and (ii) with respect to any subsequent Pricing Rate Period, the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period.

(vii)

“Term SOFR” shall mean, for each Pricing Rate Period, the forward-looking term rate for a one-month period that is based on the secured overnight financing rate of the Federal Reserve Bank of New York (or its successor), as published by the Term SOFR Administrator on the applicable Pricing Rate Determination Date; provided, that if, as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date, such rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be determined as of the first preceding U.S. Government Securities Business Day for which such rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Pricing Rate Determination Date and if such Term SOFR for a one-month period was last published by the Term SOFR Administrator more than three U.S. Government Securities Business Days prior to such Pricing Rate Determination Date then a Benchmark Interim Unavailability Period with respect to Term SOFR will be deemed to have occurred. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than the Benchmark Floor.

(viii)	“Unadjusted Benchmark Replacement” shall have the meaning set forth in the definition of “Benchmark Replacement”.

(b) The definition of “Repurchase Date” in Article 2 of the Master Repurchase Agreement is hereby amended in clause (ii) by deleting subclause (A) in its entirety and replacing it with the following: “(A) the First Amortization Period Expiration Date (or if the Second Amortization Period has been entered into, the Second Amortization Period Expiration Date);”

(c) The following definitions are hereby added in Article 2 of the Master Repurchase Agreement in correct alphabetical order:

(i)	“Benchmark Floor” shall mean zero percent (0%) or such other rate with respect to a Transaction as set forth in the related Confirmation.

(ii)

“Benchmark Interim Unavailability Period” shall mean any Pricing Rate Period for which Buyer determines that (a) adequate and reasonable means do not exist for ascertaining the then-current Benchmark, unless and until a Benchmark Replacement has been implemented with respect thereto pursuant to Section 14(a), or (b) it is unlawful to use the then-current Benchmark to determine the applicable price differential.

(iii)

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by Buyer in its sole discretion.

(iv)

“Federal Funds Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Federal Funds Rate pursuant to Article 14(a) of this Agreement, an amount equal to the difference (expressed as a number of basis points) between (a) Term SOFR (or the then-applicable Benchmark) plus the Applicable Spread on the date Term SOFR (or the then-applicable Benchmark) was last applicable to the outstanding Transactions prior to such conversion and (b) the Federal Funds Rate on the date that Term SOFR (or the then-applicable Benchmark) was last applicable to the outstanding Transactions prior to such conversion.

(v)	“First Amortization Period” shall have the meaning set forth in Article 3(m)(i).

(vi)	“First Amortization Period Expiration Date” shall have the meaning set forth in Article 3(m)(i).

(vii)	“Second Amortization Period” shall have the meaning set forth in Article 3(m)(i).

(viii)	“Second Amortization Period Expiration Date” shall have the meaning set forth in Article 3(m)(i).

(ix)	“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR as determined by Buyer in its reasonable discretion).

(x)

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(xi)	“Utilization Date” shall have the meaning set forth in the definition of “Maximum Facility Amount.”

(d) The following defined terms in Article 2 of the Repurchase Agreement, and all references thereto, are hereby deleted in their entirety: “Benchmark Transition Notice”; “Compounded SOFR”; “ISDA Definitions”; “ISDA Fallback Adjustment”; “ISDA Fallback Rate”; “LIBOR”; “LIBOR Rate”; “Reference Banks”; “Reference Time”; and “SOFR”.

(e) Article 3(i)(ii) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) Seller shall have one (1) option to extend the Availability Period Expiration Date to January 26, 2024 (the “Renewal Option”); provided, that Seller has satisfied all of the conditions listed in clause (iv) below (collectively, the “Availability Period Renewal Conditions”).”

(f) Article 3(m) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(m) Amortization Period.

(i) Provided all of the Amortization Period Conditions are satisfied, (x) Seller shall have the option to extend the Repurchase Date for all outstanding Transactions as of the Availability Period Expiration Date (the “First Amortization Period”) for a period of up to one (1) year from the date of the Availability Period Expiration Date (such date, the “First Amortization Period Expiration Date”), and (y) provided that the option to enter into the First Amortization Period was exercised, Seller shall have the option to extend the Repurchase Date for all outstanding Transactions as of the First Amortization Period Expiration Date (the “Second Amortization Period”, and together with the First Amortization Period, individually or collectively as the context may require, the “Amortization Period”) for a period of up to one (1) year from the date of the First Amortization Period Expiration Date (such date, the “Second Amortization Period Expiration Date”, and together with the First Amortization Period Expiration Date, each an “Amortization Period Expiration Date”).” For purposes of this Article 3(m)(i), the “Amortization Period Conditions” shall be deemed to have been satisfied if:

(A) Seller shall have given Buyer written notice, not less than thirty (30) days and no more than one hundred twenty (120) days, prior to (i) then current Availability Period Expiration Date with respect to the First Amortization Period and (ii) the First Amortization Period Expiration Date with respect to the Second Amortization Period, of Seller’s desire to enter the Amortization Period;

(B) no Potential Event of Default, Margin Deficit, or Event of Default under this Agreement shall have occurred and be continuing as of the Availability Period Expiration Date with respect to the First Amortization Period or the First Amortization Period Expiration Date with respect to the Second Amortization Period;

(C) the representations and warranties made by Seller, Pledgor and Guarantor in any of the Transaction Documents shall be true and correct in all respects as of the with respect to the First Amortization Period or the First Amortization Period Expiration Date with respect to the Second Amortization Period, except to the extent that such representations and warranties (a) are made as of a particular date, (b) are no longer true as a result of a change in fact with respect to a Purchased Asset that was consented to in writing by Buyer hereunder or (c) are disclosed in a Requested Exceptions Report;

(D) Buyer and Seller shall have executed amended Confirmations for the Amortization Period Assets; and

(E) all Excess Principal Payments shall be applied in accordance with Article 5(d).

(ii) If Buyer and Seller have entered into the Amortization Period in accordance with the terms and conditions of this Article 3(m), then (A) on the First Amortization Period Expiration Date (or if the Second Amortization Period has been entered into, the Second Amortization Period Expiration Date), Seller shall be obligated to repurchase all of the Purchased Assets subject to Transactions and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and any other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset, and (B) following the First Amortization Period Expiration Date (or if the Second Amortization Period has been entered into, the Second Amortization Period Expiration Date), Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.”

(g) Article 14(a) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(i) If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Pricing Rate Determination Date for any Pricing Rate Period, the Benchmark Replacement will replace the then current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement.

(ii) In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.

(iii) During any Benchmark Interim Unavailability Period, the component of the price differential based on the then-current Benchmark shall be replaced by the Federal Funds Rate plus the Federal Funds Rate Applicable Spread.

(iv) Buyer will promptly notify Seller of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and/or (iv) any Benchmark Interim Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Section 14(a), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller.

(v) If any Benchmark Replacement of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 14(f) of this Agreement.”

(h) Article 14(o) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(o) Repurchase of Affected Purchased Assets. In the event that Buyer determines that it is necessary to charge any additional amounts or increased costs pursuant to Articles 14(a), 14(b), 14(c) or 14(d), and actually imposes such increased costs on Seller in accordance with the terms hereof, Seller shall have the right to repurchase each affected Purchased Asset from Buyer without payment of an Exit Fee or any other fees related to such affected Purchased Assets; provided, that, if the Benchmark is unobtainable and Seller exercises its repurchase right, Seller shall repurchase the effected Purchased Assets within sixty (60) calendar days from such event.”

(i) Exhibit I to the Repurchase Agreement is hereby amended by replacing “LIBOR Rate” with “Term SOFR”.

(j) Exhibit V to the Repurchase Agreement is hereby amended by replacing “LIBOR” with “Term SOFR” in representation (49).

2. Effectiveness. The effectiveness of this Amendment is subject to receipt by Buyer of the following:

(a) Amendment. This Amendment, duly executed and delivered by Seller and Buyer, and acknowledged by Guarantor.

(b) Fee Letter Amendment. The Third Amendment to Fee Letter, duly executed and delivered by Seller and Buyer.

(c) Responsible Officer Certificate. A signed certificate from a Responsible Officer of Seller certifying: (i) that no amendments have been made to the organizational documents of Seller, Pledgor or Guarantor since January 26, 2018, unless otherwise stated therein; and (ii) the authority of Seller to execute and deliver this Amendment and the other Transaction Documents to be executed and delivered in connection with this Amendment.

(d) Good Standing. Certificates of existence and good standing and/or qualification to engage in business for the Seller, Pledgor and Guarantor.

(e) Legal Opinion. Opinions of outside counsel to Seller reasonably acceptable to Buyer as to such matters as Buyer may reasonably request, provided, that the execution of this Amendment by Buyer shall evidence satisfaction of this condition.

(f) Fees. Payment by Seller of the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

3. Seller Representations. Seller hereby represents and warrants that:

(a) no Potential Event of Default, Event of Default or Margin Deficit has occurred and is continuing, and no Potential Event of Default, Event of Default or Margin Deficit will occur as a result of the execution, delivery and performance by Seller of this Amendment; and

(b) the representations and warranties made by Seller, Pledgor and Guarantor in the Transaction Documents are true, correct and accurate in all respects (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in a Requested Exceptions Report prior to such date and approved by Buyer);

(c) no amendments have been made to the organizational documents of Seller, Pledgor or Guarantor since January 26, 2018; and

(d) the person signing this Amendment on behalf of each of Seller and Guarantor is duly authorized to do so on its behalf.

4. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement.

5. Continuing Effect; Reaffirmation of Guarantee Agreement. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee Agreement) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.

6. Binding Effect; No Partnership; Counterparts. The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument. This Amendment may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Amendment. Each party to this Amendment (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Amendment and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

7. Further Agreements. Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

8. Governing Law. The provisions of Articles 20 and 25 of the Master Repurchase Agreement are incorporated herein by reference.

9. Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

10. References to Transaction Documents. All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement, as amended hereby, unless the context expressly requires otherwise.

11. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Buyer under the Master Repurchase Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Master Repurchase Agreement or any other Transaction Document by any of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ James Muliawan
Name: James Muliawan
Title: Authorized Person

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Ninth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement

SELLER:

FS CREIT FINANCE GS-1 LLC , a Delaware limited liability company

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Ninth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement

The undersigned hereby acknowledges the execution of the Amendment and agrees that the Guarantee Agreement and agreements therein subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer therein, and each party subordinating any right or lien to the rights and liens of Buyer, therein, hereby acknowledges the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment. In addition, the undersigned reaffirms its obligations under the Guarantee Agreement and agrees that its obligations under the Guarantee Agreement shall remain in full force and effect and apply to the additional components referenced in this Amendment.

GUARANTOR:

FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

Signature Page to Ninth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement